Item 77M - Deutsche CROCI(r) International
Fund (a series of Deutsche International Fund,
Inc.)

At a meeting held on May 11, 2015, the Board of Directors of Deutsche International Fund Inc. (the
"Registrant") approved the merger of Deutsche
International Value Fund ("International Value
Fund"), one of the Registrant's series, into Deutsche
CROCI(r) International Fund ("CROCI(r)
International Fund"), another one of the Registrant's series.

Effective August 17, 2015, International Value Fund merged into CROCI(r) International Fund.

 For internal use only

 For internal use only